Exhibit 10.4
November 8, 2006
Mr. Peter Younger
CF Leasing Ltd.
Clarendon House
Church Street
Hamilton HM 11, Bermuda
Dear Peter:
     This letter agreement (the “Agreement”), when countersigned by you, will confirm the engagement by CF Leasing Ltd., a Bermuda company (“JCF”) and Fortis Capital Corp. (together with its affiliates, “Fortis”) as structuring agent and as placement agent (hereinafter referred to as the “Placement Agent”), in connection with the proposed structuring and placement of one or more classes of asset-backed notes to be issued by JCF or one or more special purpose entities that are owned, directly or indirectly and in whole or in part, by JCF (the “Issuer”), which notes will be secured by the interest of the Issuer or one of its affiliates in certain shipping containers which are currently owned by JCF and the leases thereof (collectively, the “Securitization Assets”). The parties hereto agree that an affiliate of Fortis Capital Corp. may fulfill the role as placement agent of the Notes. The asset-backed notes referred to above shall be defined herein as the “Notes”.
     This Agreement gives Fortis the right to act as JCF’s structuring agent and placement agent in connection with a 144A or private placement offering of the Notes, which Notes will be secured in whole or in part by the Securitization Assets (any such offering shall be referred to herein as an “Offering” and shall include the aggregate principal balance of all of the rated Notes). JCF reserves the right to appoint, with the consent of Fortis, additional institutions to act as co-managers with respect to the proposed placement of the Notes (each hereinafter referred to as a “Co-Manager” and collectively, as the “Co-Managers”). The final capital structure and terms of the Notes shall be described in the final offering memorandum related to the Offering.
     This engagement shall be subject to the following terms and conditions:
1. Engagement
     The placement of the Notes is expected to take place on or prior to February 28, 2007 or such later date as is mutually agreed upon by JCF, Fortis and the Co-Managers (the “Placement Date”). Subject to the terms and conditions set forth herein, Fortis, the Co-Managers and JCF will advise JCF on the structure of the Notes and use commercially reasonable efforts to place the Notes with investors.
2. Fees
     The Offering is expected to consist of at least two classes of notes designated as follows: (i) senior term notes (the “Senior Term Notes”), and (ii) senior warehouse notes (the “Senior Warehouse Notes”). The compensation payable by JCF to Fortis and the Co-Managers in connection with the Senior Term Notes are set forth below.

Exhibit 10.4
     (a) Senior Term Notes. As compensation for services rendered in connection with this Agreement, Fortis shall be paid a fee (the “Structuring Fee”) in an aggregate amount equal to the product of (x) one percent (1.00%) and (y) the original aggregate principal balance of all Senior Term Notes. A portion of the Structuring Fee shall be earned and payable to Fortis in the amounts and upon the achievement of each of the following milestones:

		Portion of Structuring Fee
Milestone		Earned and Payable
1.	a) Execution of this Agreement, b) first draft of presentation materials regarding the Notes for submission to the Rating Agencies, and c) commencement of financial model to be used for Rating Agency evaluation purposes. It is agreed upon by all parties that this milestone has been completed as of September 20, 2006.	1.	7.5 bps of an anticipated program amount of $300MM
2.	Completion of negotiations between JCF and Fortis regarding a term sheet for Notes to be submitted to Rating Agencies and potential note insurers[1] (it is agreed upon by all parties that further work on this step will not be initiated until further notice by JCF).	2.	2.5 bps of an anticipated program amount of $300MM
3.	Completion of presentation materials regarding the Notes for submission to the Rating Agencies (it is agreed upon by all parties that further work on this step will not be initiated until further notice by JCF).	3.	5 bps of an anticipated program amount of $300MM
4.	Completion of initial version of financial model utilized to obtain a rating for the Notes from the Rating Agencies[2] (it is agreed upon by all parties that further work on this step will not be initiated until further notice by JCF).	4.	5 bps of an anticipated program amount of $300MM
5.	Placement Date	5.	Balance of Structuring Fee (80 bps of the program amount)
     The Co-Managers, as a group, will receive on the Placement Date fees (which distribution among the Co-Manager has to be agreed upon by JCF and Fortis) in an aggregate amount to be agreed upon by JCF, Fortis and the Co-Managers.

[1]	This term sheet will be subject to revision in order to reflect the results of negotiations with each of the potential note insurers and the Rating Agencies.

[2]	The financial model will be subject to revision in order to reflect the results of negotiations with the bond insurer and the Rating Agencies.

Exhibit 10.4
     (b) Senior Warehouse Notes. Any additional compensation payable to any or all of Fortis and each Co-Manager with respect to the Senior Warehouse Notes shall be set forth in a separate letter agreement. It is anticipated that the fee payments related to the Senior Warehouse Notes will not exceed 15 bps of the Senior Warehouse Notes amount.
     (c) Termination Payment. If JCF elects to not proceed with Fortis in connection with the Offering for any reason whatsoever (other than (i) the termination of Fortis for cause in accordance with Section 3 hereof, and (ii) the election of FB Aviation & Intermodal Finance Holding B.V. (or its successor(s)) not to proceed with Fortis), JCF agrees to pay to Fortis on the date on which JCF abandons or terminates the Offering a termination fee (the “Termination Fee”) in an amount equal to that portion of the Structuring Fee that, in accordance with Section 2(a), has been earned on or prior to the date on which JCF elects to terminate the Offering.
     If Fortis elects to not proceed with the Offering for any reason whatsoever (other than the material breach by JCF of its obligations in accordance with Section 3 hereof), Fortis agrees to pay to JCF on the date on which Fortis abandons or terminates the Offering that portion of the Structuring Fee that, in accordance with Section 2(a), has been earned and paid on or prior to the date on which Fortis elects to terminate the Offering.
     (d) Bond Insurer Expense Reimbursement. It is expected that either or both of the Senior Term Notes and the Senior Warehouse Notes are to be insured by an AAA rated bond insurance provider. If JCF terminates, without cause, the engagement of Fortis at any time after the date on which Fortis has obtained a commitment letter from a bond insurance provider, JCF shall reimburse Fortis for services rendered in connection with the negotiation, execution and delivery of such commitment letter at a commercially reasonable hourly billing rate plus accrued expenses.
     (e) Timing of Payment. The Structuring Fee will be due and payable in full on the dates of the achievement of the corresponding specified milestone and in the amounts set forth in Section 2(a).
     In all other circumstances not described in the preceding clauses (a), (b), (c) and (d) (but subject to Section 4(b) hereof and of Exhibit A), no Structuring Fee or other compensation shall be payable by JCF to Fortis or any other Co-Manager. Payment of all fees shall be made by wire transfer of immediately available funds to such account as is designated in writing to JCF by Fortis or the Co-Manager, as the case may be.
3. Termination of Engagement. Subject to the reimbursement of expenses pursuant to Section 4(b) hereof, the engagement of Fortis and the Co-Managers hereunder shall be automatically terminated if a placement of the Notes has not been completed on or before June 30, 2007. Subject to the payment of (i) any fees and/or expenses under Section 2 hereof, (ii) any portion of the Structuring Fee that has been earned on or prior to such date, and (iii) the reimbursement of expenses pursuant to Section 4(b) hereof, JCF shall have the right to terminate, with or without cause, the engagement of Fortis at any time upon reasonable prior written notice to Fortis. Subject to the reimbursement of expenses pursuant to Sections 2 and 4(b) hereof, upon reasonable prior written notice to JCF, Fortis may resign, with or without cause, its engagement hereunder at any time. For the purposes of this Agreement, JCF shall have “cause” to terminate

Exhibit 10.4
the engagement of Fortis if Fortis commits a material breach of its obligations hereunder. For the purposes of this Agreement, Fortis shall have “cause” to resign if JCF commits a material breach of its obligations hereunder.
4. Other Agreements.
     (a) Indemnification. JCF hereby agrees to enter into the indemnification agreement attached hereto as Exhibit A simultaneous with the execution of this Agreement.
     (b) Expenses. JCF hereby agrees, from time to time and upon request and receipt of satisfactory documentation, to reimburse Fortis and The Cronos Group for all reasonable out-of-pocket expenses incurred by them in connection with, or arising out of, its activities and those of its affiliates under or contemplated by this Agreement (such expenses to primarily consist of travel and accommodation expenses, legal and due diligence fees; provided, however, (i) if the transaction is terminated by will at the option of one party, such terminating party shall pay the expenses accrued to, and incurred as a result of, such termination, or (ii) if the transaction is terminated for cause, then the defaulting party shall pay the expenses accrued to, and incurred as a result of, such termination.
     In addition to the out-of-pocket expenses identified in the preceding paragraph and, regardless of whether a placement of the Notes is consummated, JCF shall also be responsible for fees and reasonable expenses incurred in connection with the proposed placement, including, but not limited to, such amounts incident to the performance of Fortis’ obligations under this Agreement, including without limitation, those relating to (i) the preparation and printing of any offering memorandum and transaction documents used in connection with the structuring and placement of the Notes; (ii) the fees and expenses charged by any rating agency requested by JCF or Fortis to rate the Notes; (iii) the fees and expenses of any third party credit enhancer, the independent accountants, the trustee and any servicer and each of their respective counsel; (iv) expenses incurred in connection with arranging and conducting meetings with, or presentations to, prospective investors in the Notes (not to exceed $25,000); and (v) the fees and disbursements of transaction counsels acting for Fortis and The Cronos Group for services provided in connection with this Agreement and the transaction contemplated hereby and thereby.
     (c) Preparation of the Offering Memorandum. JCF and Fortis shall coordinate the preparation of a preliminary offering memorandum, in form and substance reasonably satisfactory to JCF, Fortis and each Co-Manager, such offering memorandum to be prepared on a timetable as mutually agreed upon by JCF, Fortis and each Co-Manager and suitable to give Fortis and the Co-Managers an adequate opportunity to distribute such preliminary offering memorandum to potential investors, and the final offering memorandum shall have been prepared and distributed to potential investors prior to the Placement Date.
     (d) Approval of Offering Memorandum. JCF, Fortis and the Co-Managers shall have the right to approve every form of letter, circular, notice or other written communication (other than publicly available information) from JCF or any other person acting on its behalf (including Fortis and the Co-Managers) to any offeree or purchaser in connection with the offer and placement of the Notes other than JCF’s existing lenders.

Exhibit 10.4
     (e) Preparation of Offering Material. JCF shall be solely responsible for the information in the preliminary and final offering memorandum (collectively, the “PPM”) used in the offering of the Notes, and JCF represents, warrants, and agrees that the PPM will not, as to statements of fact and as of the date of the PPM, contain any untrue statement of a fact or omit to state a fact necessary in order to make the factual statements made therein, in light of the circumstances under which they were made, not misleading, provided however that Fortis and each of the Co-Managers shall be responsible for the information relating to it and furnished by it in writing to JCF expressly for use in the PPM.
     (f) Other Services. Nothing in this Agreement is intended to obligate or commit Fortis, the Co-Managers, or any of their respective affiliates to provide any services other than as set forth herein.
     (g) Information; Confidentiality. JCF agrees to furnish Fortis and the Co-Managers with such information as Fortis and the Co-Managers reasonably request in connection with their engagement hereunder. JCF represents, warrants, and agrees that any such information provided by JCF to Fortis and the Co-Managers, the rating agencies, prospective investors or their respective representatives, agents and counsel will be true and accurate in all material respects as of the date furnished except for clearly identified projections, estimates and management discussion and analysis which will be made in good faith. JCF shall advise Fortis and the Co-Managers promptly upon the discovery of the occurrence of any event or other change, which results in such information failing to conform to the preceding representation and warranty. JCF recognizes and acknowledges that Fortis and the Co-Managers (1) will be using and relying solely on such information provided by JCF and other information available from generally recognized public sources in performing the services contemplated hereunder; (2) will not independently verify the accuracy or completeness of such information, except as otherwise provided for herein; (3) do not assume responsibility for the accuracy or completeness thereof; and (4) will make appropriate disclaimers consistent with the foregoing.
     Each of Fortis and the Co-Managers hereby agrees, except as required by law or as contemplated by the terms of this Agreement, to keep confidential any non-public information provided to it by JCF in connection with the transactions and the services to be provided hereunder and under the transaction documents (the “Confidential Information”). Notwithstanding anything set forth in this Section 4(g) to the contrary, each of Fortis and the Co-Managers may disclose Confidential Information to their respective affiliates, agents, and advisors whenever such party determines that such disclosure is necessary or advisable in connection with providing the services contemplated hereunder; provided that each of Fortis and the Co-Managers agrees to instruct such affiliates, agents and advisors to keep all such confidential information confidential except to the extent required by law or as necessary or advisable in connection with providing the services contemplated hereunder. The foregoing restrictions shall not apply to any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Fortis or any Co-Manager, (b) was available to Fortis or any Co-Manager on a non-confidential basis prior to its disclosure by JCF, (c) is or becomes available to Fortis or a Co-Manager on a non-confidential basis from a person other than JCF who is not, to the best of such party’s knowledge, bound by a confidentiality agreement with JCF or otherwise prohibited from transmitting the information to such party, (d) is required to be disclosed by applicable law, regulation or legal process, (e) is the subject of

Exhibit 10.4
requests from or requirements of auditors and regulatory authorities having jurisdiction over Fortis, the Co-Managers or their respective Representatives (as defined below) in the course of ordinary regulatory review; provided that, in the case of disclosures or communications permitted by clause (d), Fortis, the applicable Co-Manager or the corresponding Representatives shall, to the extent practicable, (i) promptly notify JCF in writing of the substance of any such requirement or request and (ii) reasonably cooperate with and assist with respect to any actions JCF may take to obtain a protective order or otherwise to oppose or limit such disclosure; or (f) is developed separate and apart from any disclosure by JCF.
     For purposes hereof, “Representatives” shall mean directors, officers, employees, representatives, advisors and/or agents (including, without limitation, attorneys and accountants) or such party or of any subsidiary or affiliate of such party.
     Except as required by law, any advice or written materials rendered by Fortis or any Co-Manager pursuant to its engagement hereunder, shall be treated as confidential by JCF and its affiliates, and any of their directors, officers, agents, or other representatives, and such advice shall not be disclosed to any third party without the prior written consent of Fortis or the corresponding Co-Manager, as the case may be. The foregoing restrictions shall not apply to any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by JCF, (b) was available to JCF on a non-confidential basis prior to its disclosure by Fortis or the corresponding Co-Manager, (c) is or becomes available to JCF on a non-confidential basis from a person other than Fortis, or the corresponding Co-Manager who is not, to the best of JCF’s knowledge, bound by a confidentiality agreement with Fortis or the corresponding Co-Manager or otherwise prohibited from transmitting the information to JCF, (d) is required to be disclosed by applicable law, regulation or legal process, (e) is the subject of requests from or requirements of auditors and regulatory authorities having jurisdiction over JCF or its directors, officers, agents, or other representatives; provided that, in the case of disclosures or communications permitted by clause (d) or (e), JCF shall, to the extent practicable, (i) promptly notify Fortis or the corresponding Co-Manager, as the case may be, in writing of the substance of any such requirement or request and (ii) reasonably cooperate with and assist with respect to any actions Fortis or the corresponding Co-Manager, as the case may be, may take to obtain a protective order or otherwise to oppose or limit such disclosure; or (f) is developed separate and apart from any disclosure by Fortis or the corresponding Co-Manager.
     (h) Cooperation. JCF undertakes and agrees to cooperate in good faith with Fortis and the Co-Managers to the fullest reasonable and practical extent (1) in the preparation of necessary documentation; (2) the furnishing of information reasonably required by Fortis and the Co-Managers in connection with their engagement hereunder; and (3) to complete the transaction contemplated hereby.
     (i) Governing Law. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law provisions contained therein. The courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, shall have non-exclusive jurisdiction over the adjudication of claims made under or relating to this Agreement, and JCF, Fortis and each Co-Manager consents

Exhibit 10.4
to the jurisdiction of such courts and personal service with respect thereto. Nothing contained herein shall prohibit a party from bringing an action for enforcement against certain assets of another party located in another jurisdiction once a final judgment has been received from one of the aforementioned courts. JCF hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against Fortis, either Co-Manager, or any other indemnified party hereunder; provided, however, that if Fortis, either Co-Manager, or any other indemnified party hereunder challenges the jurisdiction of any such court in which a Claim is brought, then and in such event JCF’s consent to personal jurisdiction, service and venue shall not be effective unless and until the court determines that it has jurisdiction over Fortis, either Co-Manager, or any other indemnified party hereunder and, if the determination is appealed by Fortis, either Co-Manager, or any other indemnified party hereunder, such determination becomes final. Each of Fortis, each Co-Manager and JCF waives all right to trial by jury in any proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.
     (j) Advice. For the avoidance of doubt, the duties and responsibilities of Fortis will not include (i) giving tax, legal, regulatory, accountancy or other specialist or technical advice or services; or (ii) giving general financial or strategic advice, other than as to the placement of the Notes. JCF confirms that it will rely on its own counsel, accountants and other similar expert advisors for the type of advice specified in the preceding sentence.
     (k) No Provision to Purchase or Finance. JCF acknowledges that this Agreement in no way constitutes a commitment by Fortis, any Co-Manager or any of their respective affiliates to purchase the Notes or to provide or arrange any financing of the Notes. JCF acknowledges that any such commitment shall be subject to the completion of satisfactory due diligence and credit approval.
     (l) Relationship Between the Parties. JCF hereby agrees that Fortis and the Co-Managers are being engaged hereunder solely to provide the services described herein to JCF and that none of Fortis or the Co-Managers is acting as an agent or fiduciary of, or have any duty or liability to, any third party in connection with its engagement hereunder, all of which are hereby expressly waived. The parties further agree that neither this Agreement nor any other operation hereunder shall create a general or limited partnership, association, or joint venture relationship between the parties.
     (m) Exclusivity. In addition to and notwithstanding the foregoing, neither JCF nor any person acting on its behalf will, directly or indirectly (except through Fortis and the Co-Managers), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate in respect of, any of the Notes, and neither JCF nor any person acting on its behalf has heretofore done any of the foregoing. As used in this letter agreement, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Securities Act of 1933, as amended (the “Act”). JCF shall promptly refer to Fortis all offers, inquiries and proposals relating to the purchase of any material portion of the Notes during the term of this Agreement.
     (n) Other Notes Issuances. For so long as this Agreement remains in force and some or all of the Notes have not yet been purchased by third parties other than Fortis or the Co-

Exhibit 10.4
Managers, but for a period not to exceed 60 days from the Placement Date, neither JCF nor any other person acting on their behalf will, directly or indirectly, offer or sell any Notes contemplated of the same or similar class as the Notes, or take any action, so as to intentionally cause the offer or sale of the Notes to fail to be entitled to the exemption afforded by Section 4(2) under the Act.
     (o) Miscellaneous. Except as otherwise specified herein, the term “affiliate” as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors or assigns, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Fortis or either Co- Manager under this Agreement. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     (p) Survival. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, submission to jurisdiction and choice of law, and the obligations of JCF to pay fees and reimburse expenses, including without limitation, those contained in Sections 2 (but only to extent a fee actually becomes due and payable thereunder) and 4(b) hereof and Exhibit A shall survive the expiration or termination of this Agreement.
     (q) Use of Name. JCF understands that Fortis, the Co-Managers, and their affiliates have not consented to being identified as a structuring or placement agent in connection with the Agreement, or otherwise, and JCF agrees that any reference to Fortis, the Co-Managers or their affiliates in any documents relating to this engagement, or any press release or other communication, is subject to Fortis’ and the Co-Managers’ prior approval. If any party resigns or is terminated pursuant to Section 3 hereof prior to the dissemination of any material relating to the offering of securities pursuant to this Agreement, or any other release or communication, no reference to such party shall be made therein. Fortis and the Co- Managers agree not to issue any press release or make any public statement, prior to the consummation of a note placement that refers to their engagement by JCF without the prior consent of JCF.
     (r) Headings. The paragraph headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.
     (s) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.
     (t) Potential Conflicts. Fortis and its subsidiaries, branches and affiliates (collectively, the “Fortis Group”) are involved in a wide range of commercial banking, investment banking and other activities (including investment management, corporate finance

Exhibit 10.4
and securities issuing, trading and research) from which conflicting interests or duties may arise. Information which is held elsewhere within the Fortis Group but of which none of the individuals involved in providing the services contemplated by this engagement actually has (or without breach of internal procedures can properly obtain) knowledge, will not for any purpose be taken into account in determining Fortis’ responsibilities to JCF under this Agreement. No part of the Fortis Group will have any duty to disclose to the JCF or utilize for JCF’s benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.
     (u) Joinder of Co-Managers. Upon its appointment, each Co-Manager will execute a joinder to this Agreement.
     We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.
SIGNATURE PAGE(S) FOLLOW

Exhibit 10.4

Very truly yours,

FORTIS CAPITAL CORP.

By: /s/ M.A.N. VAN LACUM
Name: M.A.N. van Lacum
Title: Director

By: /s/ MILTON ANDERSON
Name: Milton Anderson
Title: Managing Director
Accepted and Agreed to:
CF LEASING LTD.
By: /s/ DENNIS J. TIETZ
Name: Dennis J. Tietz
Title: Director

Exhibit 10.4
Exhibit A
Indemnification Agreement
November 8, 2006
Fortis Capital Corp.
Two Embarcadero Center
Suite 1330
San Francisco, CA 94111
Gentlemen:
     In connection with the engagement of Fortis Capital Corp. (together with its affiliates, “Fortis”) to advise and assist us with the matters set forth in the engagement letter related to the securitization of interest in certain shipping containers and other assets (“Agreement”) dated the date hereof between us and Fortis (Fortis and the Co-Managers, collectively, the “Managers”) we hereby agree to indemnify and hold harmless Fortis, their affiliated companies, and each of the Managers’ and such affiliated companies’ respective officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933), and the successors and assigns of the foregoing persons (each of the foregoing, including each of the Managers, being hereinafter referred to as an “Indemnified Person”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), actions, proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as “Liabilities”), based upon, relating to or arising out of such engagement or any Indemnified Person’s role therein; provided, however, that we shall not be liable under this paragraph: (a) for any amount paid in settlement of any such Liabilities without our consent, which consent shall not be unreasonably withheld, or (b) to the extent that it is finally judicially determined that such Liabilities resulted from the willful misconduct, bad faith or gross negligence of the Indemnified Person seeking Indemnification. In connection with our obligation to indemnify for expenses as set forth above, we further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified Person is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person.
     Promptly after any of the Managers receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, such Manager will notify us thereof; but the omission to so notify us shall not relieve us from any obligation hereunder unless, and only to the extent that, such omission results in our

Exhibit 10.4
forfeiture of substantive rights or defenses or materially prejudices us in asserting any such substantive rights or defenses. If any such action or other proceedings shall be brought against any Indemnified Person, we shall, upon written notice given reasonably promptly following your notice to us of such action or proceedings, be entitled to assume the defense thereof at our expense with counsel chosen by us and reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at our expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to us, (ii) a conflict or potential conflict exists between us and such Indemnified Person that would make such separate representation advisable, (iii) we have authorized in writing the employment of counsel by such Indemnified Person or (iv) we have not in fact employed counsel reasonably satisfactory to such Indemnified Person to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action; provided, however, that in no event shall we be required to pay fees and expenses under this indemnity for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. We agree that we will not, without prior written consent of a Manager, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by such Manager’s engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Manager and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding.
     If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any Liabilities (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Person), then we agree, in lieu of indemnifying such Indemnified Person, to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by us on the one hand and by such Indemnified Person on the other from the transactions in connection with which any Manager has been engaged. If the allocation provided in the preceding sentence is not permitted by applicable law or as a result of a final judicial determination of willful misconduct, bad faith or gross negligence, then we agree to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits referred to in such preceding sentence but also the relative fault of us and of such Indemnified Person. Notwithstanding the foregoing, in no event shall the aggregate amount contributed by the Indemnified Persons taking into account our contributions as described above exceed the amount of fees actually received by such Indemnified Person pursuant to such engagement. The relative benefits received or sought by us on the one hand and by each Manager on the other shall be deemed to be the same proportion as (a) the total value of the transactions with respect to which a Manager has been engaged bears to (b) the fees paid or payable to such Manager with respect to such engagement.

Exhibit 10.4
     The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. WE HEREBY CONSENT SOLELY FOR THE PURPOSE OF ALLOWING AN INDEMNIFIED PERSON TO ENFORCE ITS RIGHTS HEREUNDER, TO PERSONAL JURISDICTION AND SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM, FOR WHICH INDEMNIFICATION MAY BE SOUGHT HEREUNDER, IS BROUGHT AGAINST ANY MANAGER OR ANY OTHER INDEMNIFIED PERSON. Each Manager and we also hereby irrevocably waive any rights such Manager and we may have to a trial by jury in respect to any claim based upon or arising out of this agreement or the transactions contemplated hereby. This agreement may not be amended or otherwise modified except by an instrument signed by each Manager and us. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision for this agreement, which shall remain in full force and effect.
SIGNATURE PAGE(S) FOLLOWS

Exhibit 10.4
     The foregoing indemnification agreement shall remain in effect indefinitely, notwithstanding any termination of any Manager’s engagement.

Very truly yours,

CF LEASING LTD.

By: /s/ DENNIS J. TIETZ
Name: Dennis J. Tietz
Title: Director
Acknowledged and Agreed to:
FORTIS CAPITAL CORP.
By: /s/ M.A.N. VAN LACUM
Name: M.A.N. van Lacum
Title: Director
By: /s/ MILTON ANDERSON
Name: Milton Anderson
Title: Managing Director